Filed pursuant to Rule
424(b)(3) of the Rules and
Regulations Under the
Securities Act of 1933
Registration Statement No. 333-59284

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 4, 2003)

ADVANSTAR COMMUNICATIONS INC.

12% Series B Senior Subordinated Notes Due 2011

Recent Developments

     The second paragraph under the heading “Business-Business Strategy-Identify and Consummate Strategic Acquisitions” (as added by the Prospectus Supplement dated August 5, 2003) on page 51 of the Prospectus is hereby replaced with the following paragraph:

     On August 25, 2003, we announced that we have entered into a definitive agreement with a subsidiary of The Thomson Corporation (TSX: TOC; NYSE: TOC) to acquire its portfolio of healthcare industry-specific magazines and related custom project services.

     The purchase price of US$135 million will be paid in cash. Funding for the transaction is being provided by a combination of an equity contribution provided by the DLJ Merchant Banking Funds, borrowings under our credit facility, and potentially other debt sources. The transaction is expected to close in the fall of 2003 subject to receipt of customary regulatory approvals and satisfaction of other customary closing conditions. We can provide no assurance that the transaction will be completed on the terms described or at all. See “Risk Factors-Risks Relating to our Business-Our growth strategy of identifying and consummating acquisitions entails integration and financing risk” and “Risk Factors-Risks Relating to Forward-Looking Statements-You may not be able to rely on forward-looking statements included in this prospectus, as our actual results may be materially different.”

     The portfolio of publications and custom project services to be acquired by us are targeted at primary and specialty healthcare segments as well as nursing, dental and veterinary professionals. Specifically, the portfolio is composed of three groups: Medical Economics Communications Group headquartered in Montvale, NJ; Dental Products Report Group in Northfield, IL; and Veterinary Healthcare Communications Group in Lenexa, KS. In total, the portfolio includes 15 magazines, one veterinary tradeshow and conference, and a significant special projects group, which includes custom projects, symposia, and continuing medical education (CME) programs, which are produced in multiple media formats (print, audio, CD, live events, and on the Internet). Total revenue for the portfolio being sold to us was US$87.7 million in 2002.

August 26, 2003